Exhibit 99.1

Hoku Scientific, Inc. Announces Extension of Lock-Up Agreements

KAPOLEI, Hawaii – January 12, 2006 – Hoku Scientific, Inc. (NASDAQ: HOKU), a provider of membrane electrode assemblies and non-fluorinated membranes for proton exchange membrane (PEM) fuel cells, today announced that the lock-up agreements entered into by its stockholders in conjunction with its initial public offering will be extended 5 days from January 31, 2006 to February 6, 2006. This extension affects approximately 12.6 million shares of common stock. Commencing February 7, 2006, these shares will be available for sale subject to any resale restrictions of the federal securities laws, including, in some instances, the limitations of Rule 144 under the Securities Act of 1933, as amended.

The company’s underwriting agreement and related lock-up agreements provide for the extension, which is due to the timing of the company’s previously announced third quarter earnings press release on Thursday, January 19th.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) develops and manufactures fuel cell membranes and membrane electrode assemblies (MEA) for stationary and automotive proton exchange membrane (PEM) fuel cells. For more information visit www.hokuscientific.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. Specifically statements in this press release regarding the extension of the lock-up period are not historical facts and qualify as “forward-looking statements” that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intend to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in the company’s filings with the Securities and Exchange Commission. Except as required by law, the company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

CONTACTS For Hoku :

In Hawaii: Hoku Scientific Tel: 808-682-7800 ir@hokusci.com	In New York: David Pasquale, EVP The Ruth Group Tel: 646-536-7006 dpasquale@theruthgroup.com